Exhibit 21.1

Wholly-owned Subsidiaries of ForeverGreen Worldwide Corporation

As of December 20, 2019

ForeverGreen International, LLC

Utah limited liability company

FVRG Bolivia S.R.L.

Bolivia

FVRG Colombia S.A.S.

Colombia

 CR-3-101-607360 S.A

Costa Rica

ForeverGreen S.A.

Ecuador

ForeverGreen (HK) Limited

Hong Kong

Productos Naturales Forevergreen Internacional en Mexico S.A. de C.V.

Mexico

ForeverGreen Team B.V

Netherlands

ForeverGreen Peru S.A.C.

Peru

ForeverGreen SP z.o.o.

Poland

ForeverGreen Singapore

Singapore

ForeverGreen International Taiwan LTD

Taiwan